(logo) pwc

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Management of

PGIM Real Estate Loan Services, Inc.

We have examined PGIM Real Estate Loan Services, Inc.’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the Commercial Mortgage-Backed Security Transactions Platform (the “Platform”) described in the accompanying Management’s Certification on Compliance with Applicable Servicing Criteria, as of December 31, 2025 and for the year then ended, excluding i) 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform and ii) the servicing activities that are applicable to the Platform but performed by another servicer and are excluded from the scope of management's assertion and are not reported on herein, as indicated in Exhibit A. As described in management's assertion, for servicing criteria 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act ("Interpretation 200.06"). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 200.06. Exhibit B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. PGIM Real Estate Loan Services, Inc.’s management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(4)(x)(A) of Regulation AB applicable to the Company during the year ended December 31, 2025. As set forth in Item 1122(d)(4)(x) Pool Asset Administration, regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements. For the period January 1, 2025, through July 31, 2025, there were certain instances where a borrower’s loan level escrow analysis was not performed on at least an annual basis or such other period specified in the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, PGIM Real Estate Loan Services, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2025, for the Platform, in all material respects.

/s/ Pricewaterhouse Coopers LLP

Dallas, Texas

February 25, 2026

PricewaterhouseCoopers LLP, 2121 North Pearl Street, Suite 2000, Dallas, Texas 75201

T: (214) 999 1400, www.pwc.com/us